SHARES SUBSCRIPTION AND BUY-BACK AGREEMENT

THIS SHARES SUBSCRIPTION AND BUY-BACK AGREEMENT (this “Agreement”) is made on 21st August 2023.

PARTIES

(1)	QUALITY INDUSTRIAL CORP., a Nevada corporation established under the laws of the State of Nevada, United States of America, with company IRS employer identification number XX-XXXXXX, and whose address is at 315 Montgomery Street, San Francisco, 94104 California, United States of America (hereinafter referred to as the “QIND”, which expression shall include its successor-in-title and permitted assigns),

(2)	ILUSTRATO PICTURES INTERNATIONAL INC., a company incorporated in the State of Nevada, United States of America, having its registered office located at 26 Broadway, New York, 10004 New York, United States of America (hereinafter referred to as a “Guarantor”, which expression shall include its successor-in-title and permitted assigns),

(3)	QUALITY INTERNATIONAL CO LTD FZC, a company incorporated in United Arab Emirates having its registered office located at 6C-02, Hamriyah Free Zone, Phase 2, Sharjah, United Arab Emirates (hereinafter referred to as a “Guarantor” or the “Company”, which expression shall include its successor-in-title and permitted assigns),

(4)	SASEENDRAN KODAPULLY RAMAKRISHNAN, an Indian Citizen individual bearing passport number XXXXXXXX and residing at XXXXX XXXX XXXXXX XXXXXXX XXXXXXX XXXXXXXXXXXXX XXXXX (hereinafter referred to as a “Guarantor”, which expression shall include his successor-in-title and permitted assigns); and

(5)	ARTELLIQ SOFTWARE TRADING, a sole proprietorship incorporated in United Arab Emirates having its registered address at XX XXX XX XXXXX, Dubai, United Arab Emirates (hereinafter referred to as the “Artelliq”, which expression shall include its successor-in- title and his permitted assigns), each a “Party”, and collectively, the “Parties”.

BACKGROUND:

A.	Subject to the terms and conditions of this Agreement, QIND agrees to issue, and Artelliq agrees to subscribe, 6,410,971 common shares of QIND (“Subscription Shares”) on the date of this Agreement for a total amount of USD 2,000,000 converted to AED 7,340,000 (“Subscription Price”) at the USD/AED exchange rate of USD 1 to AED 3.672 as consideration towards such Subscription Shares.
B.	Further to the preceding paragraph, and on the date of this Agreement, QIND agrees to immediately buy-back, and Artelliq agrees to immediately sell-back, all of the Subscription Shares for an amount of USD 2,398,693 or AED 8,808,000. Such Buy-back Price shall be payable by QIND (or the Guarantor(s) if applicable) to Artelliq prior to the Final Payment Date, and in accordance with the Payment Notice and the terms and conditions of this Agreement.

C.	The Parties acknowledge that QIND is obligated to transfer, amongst other amounts, USD 2,000,000 to the Company in accordance with Clause 2.1 (in respect of the Tranche 2.2 payment schedule) of the Amendment Agreement No. 1 to the SPA. Consequently, QIND instructs Artelliq, and Artelliq agrees, to transfer the Subscription Price directly into the Company’s bank account and/or such other bank account(s) of third parties, as instructed by the Company, in accordance with the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1	DEFINITION OF TERMS
1.1	The following words and expressions used in this Agreement shall, unless the context requires otherwise, have the following meanings respectively ascribed to them:

“AED” means the lawful currency of United Arab Emirates;

“Amendment Agreement No. 1 to the SPA” means the amendment agreement no. 1 (in respect of the SPA) dated 27 July 2023 signed between QIND, Saseendran Kodapully Ramakrishnan, and Gerab National Enterprises LLC;

“Buy-back Price” has the meaning given in Clause 3.2.1;

“Event of Default” has the meaning given in Clause 4.1;

“Final Payment Date” the first (1st) anniversary of this Agreement;

“Guarantee & Indemnity Agreement” means the guarantee and indemnity agreement between the QIND, Artelliq and the Guarantors dated on or about the date of this Agreement pursuant to which QIND and/or the Guarantors undertake to guarantee the payment of the Subscription Shares at the Buy-back Price (and including the monthly instalments) prior to the Final Payment Date as provided for in this Agreement. The Guarantors also undertake to indemnify Artelliq in respect of any liabilities, costs and/or expenses incurred due to the QIND’s default for any reason under this Agreement and/or the guarantee and indemnity agreement, details of which are more particularly set out under such guarantee and indemnity agreement;

“IA” has the meaning given in Clause 6.1; “Profit” has the meaning given in Clause 5.1;

“Payment Notice” means the payment notices prepared by Artelliq setting out the payment dates and amounts of the Buy-back Price pursuant to Clauses 3.2 and 3.3;

“Subscription Price” has the meaning given in paragraph A of the Background section; “Subscription Shares” has the meaning given in paragraph A of the Background section;

“SPA” means the share purchase agreement in respect of the Company executed on 18 January 2023 by QIND, Gerab National Enterprises LLC and Saseendran Kodapully Ramakrishnan;

“Taxes” has the meaning given in Clause 3.4; and

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“working day” means a day on which banks are open for general banking business in the United Arab Emirates.

1.2	In this Agreement, unless the context requires otherwise, a reference to:
(a)	the headings in this Agreement are for convenience only and shall not affect the interpretation and construction hereof and “written” and “in writing” shall include any means of visible reproduction;

(b)	any agreement or document in this Agreement shall include references to such agreement or document as from time to time amended, modified, supplemented or novated, and to any other agreement or document which so amends, modifies, supplements or novates such agreement or document;

(c)	unless the context requires otherwise, (i) references to the singular number shall include references to the plural number and vice versa, (ii) references to a person shall include bodies corporate whether corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency, and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning, and (iii) the use of any gender shall include all and neuter genders;

(d)	references to “Clauses” are to be construed as references to the clauses of this Agreement (unless the context requires otherwise);

(e)	any reference to a statutory provision or law shall include such provision as from time to time modified, consolidated, amended or re-enacted and any regulations made in under it as from time to time modified, consolidated, amended or re- enacted after the date of this Agreement and shall also include any provision in any other statute or law which replaces that present statutory provision or law;

(f)	any thing or obligation to be done under this Agreement which is required or falls to be done on a stipulated day shall be done without penalty or liability on the next succeeding working day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a working day; and

(g)	an obligation on a party not to do something includes an obligation not to allow that thing to be done.
1.3	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedule.

2.	ISSUANCE AND SUBSCRIPTION OF THE SUBSCRIPTION SHARES
2.1	All of the proceeds from the Subscription Shares are to enable QIND to discharge part of its obligations under Clause 2.1 (in respect of the Tranche 2.2 payment schedule) of the Amendment Agreement No. 1 to the SPA. Consequently, QIND undertakes, or request Artelliq, to transfer all of the Subscription Price to the Company and/or any third party indicated by the Company.

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2.2	The Parties acknowledge and agree that the issuance, and subscription of the Subscription Shares are undertaken in reliant on the warranties provided by the QIND and the Guarantors set out in this Agreement, together with the Guarantee & Indemnity Agreement.
2.3	Subject to Clause 2.1, the Subscription Price shall be disbursed to the Company and/or any third party indicated by the Company by depositing the monies to the relevant bank account(s) indicated by the Company in writing.
3.	BUY-BACK OF THE SUBSCRIPTION SHARES
3.1	Immediately following the issuance by QIND, and subscription by Artelliq, of the Subscription Shares, QIND agrees to buy-back, and Artelliq agrees to sell, the Subscription Shares and the related Buy-back Price shall be payable by QIND to Artelliq, on or prior to the Final Payment Date, provided always that Artelliq may, in its sole discretion, demand QIND to buy-back the Subscription Shares immediately upon the occurrence of any of the Events of Default (as defined in Clause 4.1).
3.2	Subject to Clauses 3.2.2 and 3.2.3, the consideration for the buy-back of the Subscription Shares is the amount of USD 2,398,693 or AED 8,808,000, and QIND shall fully pay the Buy-back Price, without demand and free from all deductions on, or prior to, the Final Payment Date by way of wire transfer to Artelliq’s bank account calculated as follows:
3.2.1	On or, prior to the Final Payment Date and subject to Clauses 3.2.2 and 3.2.3, QIND undertakes to pay Artelliq the following amounts (“Buy-back Price”):
(a)	the consideration for the buy-back of the Subscription Shares being USD 2,000,000 or AED 7,344,000; plus
(b)	a daily installment distribution rate of USD 1,111.11 or AED 4,080.00, from the date of this Agreement, accumulated daily, is to be paid as a lump-sum on, or prior to, the last working day of each Gregorian calendar month, for as long as the amount under Clause 3.2.1(a) remains outstanding;
3.2.2	In the event of an earlier settlement of the full amount under Clause 3.2.1(a) prior to the Final Payment Date in accordance with Clause 3.3, the daily installment distribution shall be calculated and paid by QIND to Artelliq in accordance with Clause 3.2.1(b) until the date of settlement of the full amount under Clause 3.2.1(a). For example, and for illustrative purposes only, if QIND were to buy-back the Subscription Shares after:
(a)	ten (10) days from the date of this Agreement, then QIND shall pay to Artelliq AED 7,344,000 plus 10 x AED 4,080 = AED 7,384,800; or
(b)	seven (7) months and twenty (20) days from the date of this Agreement, then QIND shall pay to Artelliq an average monthly installments of AED 122,000 plus the balance of 20 days daily AED 4,080.00 installments equalling AED 81,600.00. In other wo4rds QIND would pay AED 7,344,000 plus 7 x 122,400 plus 20 x AED 4,080 = AED 8,282,400.

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3.2.3	In the event of a delayed settlement of the full amount under Clause 3.2.1(a) after the Final Payment Date in accordance with Clause 3.3, the daily installment distribution shall be calculated and paid by QIND to Artelliq in accordance with Clause 3.2.1(b) until the date of settlement of the full amount under Clause 3.2.1(a).
3.2.4	The Subscription Shares shall remain in the name of Aretlliq as security until the full amount of the Buy-back Price have been paid. In the event of an earlier settlement, the pro-rata amount as provided for in the pre-settlement guideline 3.2.1(c) has been paid.

3.2.3 All bank and/or related charges for the issuance and buy-back of the Subscription Shares shall be borne by QIND.

3.3	If any payment, under this Agreement, becomes due on a day that is not a working day, the due date of such payment will be extended to the next succeeding working day. Artelliq shall, as soon as practicable, after the date of this Agreement, issue the Payment Notice to QIND and share the same with the Guarantors.
3.4	All payments to be made by QIND to Artelliq in respect of the consideration for the buy- back of the Subscription Shares and the related installment distribution pursuant to Clause 3.2.1 shall be made free and clear of any deduction of or withholding for or on account of any and all taxes, duties or other charges including (without limitation) any applicable VAT (“Taxes”) except to the extent QIND is required by law to make payment subject to Taxes, in which case QIND shall pay such Taxes within the time allowed by law and shall within fifteen (15) days of the payment being made, deliver to Artelliq evidence satisfactory to Artelliq (including all relevant receipts for Taxes) that the payment has been duly paid to the appropriate authority. If any Taxes or amounts in respect of Taxes must be deducted, or any other deductions must be made, from any amounts payable or paid by QIND in respect of the consideration for the buy-back of the Subscription Shares and the related installment distribution pursuant to Clause 3.2.1, QIND shall pay such additional amounts as may be necessary to ensure that Artelliq receives a net amount equal to the full amount which Artelliq would have received had no such deduction or withholding been made or required to be made.
4.	EVENTS OF DEFAULT
4.1	Subject to Clauses 3.1 and 4.3, Artelliq shall be entitled to, without prejudice to any other rights or remedies available to it under law or equity, to demand QIND, and QIND agrees, to immediately pay Artelliq the Buy-back Price calculated in accordance with Clause 3.2.1, and each of the Guarantors also agrees to immediately pay Artelliq the Buy-back Price calculated in accordance with Clause 3.2.1, upon the occurrence of any of the following events of default (each, an “Event of Default”):
(a)	QIND or a Gurantors fail to pay the calculated average monthly installment of AED 122,000.00, or a portion of the same (where applicable), in accordance with Clause 3.2.
(b)	QIND or a Guarantor commits or threatens to commit a breach of any of the covenants, undertakings, stipulations, terms, conditions or provisions of this Agreement (including (without limitation) the terms of the condition precedent in Clause 6 and the warranties given in Clause 7.13 herein;
(c)	a petition for bankruptcy is presented against QIND and/or a Guarantor, or for the appointment of an official assignee or similar officer over all or any part of his

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assets and/or undertakings, and such is not withdrawn/dismissed within thirty

(30) days of such petition; and

(d)	any judgment is obtained against QIND and/or a Guarantor of a sum exceeding US$500,000.
4.2	QIND and the Guarantors irrevocably undertake that, so long as the Buy-back Price or any part thereof is outstanding, QIND and/or a Guarantor shall notify Artelliq in writing of any occurrence of any Event of Default (and of any action taken or proposed to be taken to remedy it) promptly but no later than five (5) working days from its occurrence. Alternatively, Artelliq may, at any time, notify QIND and the Guarantors in writing of any occurrence of any Event of Default (and of any action taken or proposed to be taken to remedy it) that it is aware of.
4.3	QIND or a Guarantor irrevocably agrees and accepts that, following any Event of Default that is not remedied within ten (10) working days from the date of the written notice from QIND and/or a Guarantor or the date of the written notice from Artelliq (as the case may be), Artelliq may demand exceptional measures to be taken at the Company including (without limitation) a complete restructuring of the management team of the Company by way of removals and/or appointments (as the case may be) of C-suite officers of the Company, and without affecting any other contractual rights Artelliq has accrued under this Agreement.
5.	INSTALLMENT
5.1	Pursuant to Clause 3.2.1, QIND undertakes to pay Artelliq an average monthly installment of USD 33,333.33 or AED 122,400.00, and/or, where applicable, a daily installment of USD 1,111.11 or AED 4,080.00 for the duration of this Agreement.
5.2	Installments shall accrue daily and shall be payable monthly, in arrears, on the last working day of each month and the Buy-back Date.
6.	CONDITION PRECEDENT
6.1	As a condition precedent to the issuance and subscription of the Subscription Shares, the Parties agree that Artelliq shall be entitled to appoint an experienced interim Internal Auditor (“IA”) of the Artelliq’s choosing to the management team of the Company.

6.2	The appointed IA shall be granted wide-ranging control and oversight powers over the monitoring and reporting of the financial management, operational practices and decision-making processes of the Company, but without diminishing the powers and authorities of the Company’s directors in any way. These powers shall include (without limitation):
a)	Auditing and reporting to Artelliq the progress and achievements of all financial plans, budgets, and forecasts.
b)	Monitoring, all cashflow and/or expenses to ensure these are within defined budgetary limits.
c)	Pre-auditing expenses to ensure these are well supported by relevant documentations and strictly follow the established delegation of authority approved by the Company’s directors.

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d)	Conducting regular and comprehensive audits of the Company's financial records, operational processes, and internal controls and reporting on associate risks and weaknesses in controls.
e)	Reporting on the Company’s management capabilities for implementing and is maintaining a robust financial reporting system and compliance and risk management processes.
f)	Identifying and reporting potential financial risks, fraud, or irregularities and recommending appropriate measures to mitigate such risks.
g)	Assessing and opining on the financial and commercial viability of proposed projects and contracts and reporting the same to the Company’s directors before such projects are taken by the Company.
h)	Evaluating and recommending policies that would help improve the Company's financial performance, including restructuring of operations and finances, and submitting the same to the Company’s directors for their consideration and approval.
i)	Collaborating with members of the Company’s management team to ensure all Internal Audit open issues are closed and reporting the same to the Company’s directors.
j)	Reporting all financial and commercial objectives deviations, together with suggested remedies if applicable, to the Company’s directors.
k)	Conduct special audits in the event the IA suspects any event of fraud, financial, or operational irregularities.
6.3	The IA shall be authorized to submit monthly reports (in respect of short term cashflow status and related gap analysis) to Artelliq on the Company's financial performance, financial health, and any areas of concern.

6.4	For the duration of such appointment of the IA, all costs and expenses in respect of the same will be covered directly by Artelliq, and the appointment of the IA shall remain in effect for the duration of this Agreement or until such time as Artelliq is reasonably satisfied that the financial conditions and management of the Company have significantly improved, as determined at the Artelliq’s sole discretion.

6.5	Artelliq reserves the right to terminate and/or replace the IA with written notice to QIND and the Company. Artelliq may exercise this right if it determines, in its sole discretion, that the financial condition and management of the Company have improved to an acceptable level or if the QIND or the Company fails to comply with any of the provisions of its contractual obligations under this Agreement.

6.6	QIND and the Company undertake to fully cooperate with the appointed IA and provide all necessary assistance to enable the IA to fulfil their duties effectively.

7.	GENERAL PROVISIONS
7.1	Entire Agreement: This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement and supersedes any prior understandings, representations, and agreements between them, whether written or oral. Nothing in this Clause 7.1 shall operate to limit or exclude liability for fraud or wilful misrepresentation.
7.2	Variation: No variation of this Agreement shall be effective unless made in writing and executed by the respective authorised representatives of the Parties.

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7.3	Assignment:
(a)	Subject to Clause 7.3(b), a Party shall not assign, transfer, novate or dispose of any of, or any interest in, its rights and obligations under this Agreement without the prior written consent of the others. The terms of this Agreement shall inure to the benefit of and be binding on the respective successors in title and assigns of the Parties.
(b)	Artelliq may, in its sole discretion and at any time, assign, transfer, novate or dispose of any of, or any interest in, its rights and obligations under this Agreement to any third party by giving written notice to the others.
7.4	Waiver: No failure on the part of the Artelliq to exercise, and no delay on the Artelliq’s part in exercising, any right or remedy under this Agreement or by law will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver shall be effective unless made in writing and executed by the Artelliq waiving its right or remedy. The rights provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.
7.5	No Partnership: Nothing contained in or relating to this Agreement shall or shall be deemed to constitute a partnership or agency relationship between any of the Parties and no Party shall have any authority to act for or to assume any obligation or responsibly on behalf of any other Party.
7.6	Severability: If any provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable (wholly or partly), such invalidity or unenforceability shall not affect the other provisions of this Agreement, all of which shall remain in full force and effect.
7.7	Confidentiality:
(a)	Each Party shall treat as strictly confidential all information received or obtained by it or its affiliates, agents, or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement or the subject matter of this Agreement except that the restrictions contained in this Clause shall not apply:
i.	so as to prevent a Party from making any disclosure required by law or court order or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which such Party is subject or from making any disclosure to any professional adviser for the purposes of obtaining advice; and
ii.	in respect of any information which comes into the public domain otherwise than by a breach of this Clause 7.7 by a Party.
(b)	The Parties shall not (save as required by law or any rule of any relevant stock exchange) make any announcement in connection with this Agreement without the prior written consent of the other Party.

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(c)	Subject to Clauses 7.7(a)(i) and 7.7(a)(ii), each Party (“receiving Party”) agrees that it:
i.	shall not, without the prior written consent of the other Party (“disclosing Party”), use or disclose to any person confidential information it has or acquires; and
ii.	shall make every effort to prevent the unauthorised use or disclosure of confidential information.
(d)	Each Party undertakes to make all its respective representatives aware of the confidentiality of the confidential information and the provisions of this Clause 7.8 and take all such steps as shall from time to time be necessary to ensure compliance by it respective representatives with the provisions of this Clause 7.8 and to indemnify the disclosing Party against any breach of this Clause 7.8.
(e)	The restrictions in this Clause 7.8 shall continue in perpetuity or such maximum time period may be permitted by law.
7.8	Third Parties: Except to the extent provided for in Clause 7.3, a person who is not a party to this Agreement has no rights to enforce any term of this Agreement.
7.9	Further Assurance: QIND and the Guarantors shall do all such acts and things and execute and sign all such documents and instruments as may be necessary, desirable, or expedient to give effect to the terms of, and the commercial understanding of the Parties recorded in, this Agreement and the documents in connection herewith.
7.10	Notices:
(a)	Any notice or communication under or in connection with this Agreement shall be in English and legible writing and shall be delivered personally, sent by prepaid registered mail, or electronic transmission to the respective address given below or at such other address as the Party to be served may have notified the other Party for the purposes of this Agreement:

Artelliq

Address: PO Box 24120, Dubai, UAE Attention to: Abdullah Sharafi

E-mail: xxxxxx@xxxxx.com

QIND (QUALITY INDUSTRIAL CORP.)

Address: 315 Montgomery Street, San Francisco, 94104 California, USA Attention to: John-Paul Backwell

E-mail: xxxxxxx@xxxxxxxx.com

Guarantor (ILUSTRATO PICTURES INTERNATIONAL INC.)

Address: 26 Broadway, New York, 10004 New York, USA Attention to: Nicolas Link

E-mail: xxxxxxxxx@xxxxxx.com

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Guarantor (QUALITY INTERNATIONAL CO LTD FZC)

Address: 6C-02, Hamriyah Free Zone, Phase 2, Sharjah, UAE Attention to: Saseendran Kodapully Ramakrishnan, Managing Director E-mail:

Guarantor (SASEENDRAN KODAPULLY RAMAKRISHNAN)

Address: XXXXX XXXXX XXXXX XXXXXX XXXXXX XXXXXXX XXX XXX XX XXXX E-mail:

(b)	Any notice or communication shall be deemed served and received by the addressee:
i.	in the case of delivery by hand or a reputable international courier, when delivered; or

ii.	in the case of email, at the time of transmission,

provided that in each case where delivery by hand or a reputable international courier or by email occurs after 6:00pm on a working day or on a day which is not a working day, service shall be deemed to occur at 9:00am on the next following working day.

(c)	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution which may stipulate other manners of communication.
7.11	Governing Law and Jurisdiction:
(a)	This Agreement shall be governed by and construed in accordance with English law.
(b)	The Parties irrevocably submit to the exclusive jurisdiction of the courts of the Dubai International Financial Centre.
7.12	Counterparts: This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Each counterpart may be transmitted by electronic transmission and shall be valid and effectual as if executed as an original.
7.13	Warranties:
7.13.1	Each of QIND, the Guarantors and Artelliq hereby warrants to the others that:
(a)	its entry into this Agreement, and the performance of its obligations under this Agreement are not and will not contravene any provision of applicable law or any government or other instrument binding upon it, or give rise to the rights of any third parties against it;
(b)	it has full power and authority to execute, deliver and perform this Agreement;

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(c)	it has had adequate opportunity to obtain competent independent legal and other professional advice concerning the terms of this Agreement;
(d)	it has had the opportunity to negotiate the terms of this Agreement;
(e)	it enters into this Agreement voluntarily and without duress;
(f)	it is aware that the others are relying on these warranties in executing this Agreement; and
(g)	the terms of this Agreement are binding upon it in accordance with its terms.
7.13.2	QIND and each of the Guarantors further warrants to Artelliq that QIND has obtained independent legal advice concerning the terms of this Agreement and the Guarantee and Indemnity Agreement, and such independent legal advice confirms and approves that the subject matter, together with any transactions and actions stipulated under this Agreement and/or the Guarantee and Indemnity Agreement are not, and will not, contravene any provision of applicable law, rules and/or regulations of any government or exchanges, or give rise to the rights of any third parties against the subject matter, together with any transactions and actions stipulated under this Agreement and/or the Guarantee and Indemnity Agreement.
7.14	Accounts and Certificates: Artelliq shall maintain accounts, evidencing the amounts owed to Artelliq under this Agreement, in accordance with its usual practice. Entries in those accounts shall be prima facie evidence of the existence and amount of QIND's obligations as recorded in them. Any certification by, or evidence from QIND of a rate or amount in respect of the subject matter under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

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IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement the day and year first above written.

QIND

Signed by /s/ John-Paul Backwell

John-Paul Backwell, Chief Executive Officer

for and on behalf of

QUALITY INDUSTRIAL CORP.

In the presence of:

/s/ Louise Bennett

Name of Witness: Louise Bennett

ARTELLIQ

Signed by /s/ Abdullah Sharafi

Abdullah Sharafi, Managing Director

for and on behalf of

ARTELLIQ SOFTWARE TRADING

In the presence of:

/s/

Name of Witness:

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GUARANTOR

Signed by /s/ Nicolas Link

Nicolas Link, Chief Executive Officer

for and on behalf of

ILUSTRATO PICTURES INTERNATIONAL INC.

In the presence of:

/s/ Louise Bennett

Name of Witness: Louise Bennett

GUARANTOR

Signed by /s/ Saseendran Kodapully Ramakrishnan

Saseendran Kodapully Ramakrishnan, Managing Director

for and on behalf of

QUALITY INTERNATIONAL CO LTD FZC

In the presence of:

/s/

Name of Witness:

GUARANTOR

Signed by /s/ Saseendran Kodapully Ramakrishnan

SASEENDRAN KODAPULLY RAMAKRISHNAN

In the presence of:

/s/

Name of Witness:

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SCHEDULE 1

Dates on which the Subscription Price will be advanced with amounts.

Date	Amount
21 August 2023	AED 7,340,000

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